Exhibit 10.1
THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
As Amended and Restated as of January 1, 2005

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
As Amended and Restated as of January 1, 2005
Table of Contents

I.	NAME AND PURPOSE	1

II.	DEFINITIONS	1

III.	PARTICIPANTS	6

IV.	ACCOUNTS	7

V.	METHOD OF DISTRIBUTION OF DEFERRED COMPENSATION	12

VI.	ACCRUALS UNDER OTHER BENEFIT PLANS	15

VII.	PARTICIPANT’S RIGHTS	15

VIII.	NON-ALIENABILITY AND NONTRANSFERABILITY	15

IX.	ADMINISTRATION AND STANDARD OF REVIEW	16

X.	CLAIMS PROCEDURE	16

XI.	AMENDMENT AND TERMINATION	18

XII.	GENERAL PROVISIONS	18

XIII.	UNFUNDED STATUS OF THE PLAN	20

i

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
As Amended and Restated as of January 1, 2005
I.	Name and Purpose

The Scotts Company LLC Executive Retirement Plan (formerly The Scotts Company Executive Retirement Plan) provides Eligible Employees the opportunity to defer salary and certain bonuses and supplements the benefits Eligible Employees accrue under The Scotts Company LLC Retirement Savings Plan (formerly The Scotts Company Retirement Savings Plan). The Plan is unfunded. It is intended that the Plan be exempt from the funding, participation, vesting and fiduciary provisions of Title I of ERISA.

The Plan is subject to Code Section 409A. The provisions of the Plan apply to: (a) any Participant who is receiving or accruing benefits on the Effective Date; (b) any individual who becomes a Participant on or after the Effective Date; and (c) any Participant who retires, becomes Disabled, dies or terminates employment in accordance with the Plan on or after the Effective Date.

Effective with respect to calendar years beginning on or after January 1, 2009, and fiscal years beginning on or after October 1, 2008, the Plan is revised to eliminate provisions pertaining to bonuses earned under the Executive Management Incentive Plan in favor of broader definitions of bonuses and Performance Awards.

II.	Definitions

The following terms have the indicated meanings.

“Account” or “Accounts,” as applicable, means the separate Account or a subaccount established for each Participant pursuant to Section IV of the Plan. A Participant’s Account shall consist of an Incentive Deferral Account (effective January 1, 2009; previously the Deferred Executive Management Incentive Pay Account), a Deferred Compensation Account, a Matching Account, a Retirement Account, a Transitional Contributions Account and a Retention Award Account. Accounts are phantom accounts maintained solely for bookkeeping purposes.

“Adjustments” means the credits to or debits from Accounts as provided in Section IV.

“Affiliate” means any business organization or legal entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of this definition, control (including the terms controlling, controlled by, and under common control with) includes the possession, direct or indirect, of the power to vote 50% or more of the voting equity securities, membership interests or other voting interests, or to direct or cause the direction of the management and policies of, such business organization or other legal entity, whether through the ownership of equity securities, membership interests or other voting interests, by contract or otherwise.
“Beneficiary” means the person or persons designated in writing as such and filed with the recordkeeper at any time by a Participant. Any such designation may be withdrawn or changed in writing (without the consent of the Beneficiary), but only the last designation on file with the recordkeeper shall be effective. Notwithstanding any contrary provision, a change in the identity of the Beneficiary may not, and shall not, change the form and time of payment previously elected by the Participant for distribution of his or her Account or the applicable portion thereof.

“Benefits Administrative Committee” means: (a) the administrative committee appointed to administer the tax qualified retirement plans which are sponsored by the Employer; or (b) any person or entity to which the Benefits Administrative Committee delegates any of the administrative or ministerial duties assigned to it under the Plan.

“Board” means the Board of Directors of the Corporation.

“Bonus Deferral Election” means, with respect to calendar or fiscal years beginning on or after January 1, 2009, as applicable, a timely-made election to defer a bonus which does not constitute a Performance Award pursuant to the Plan.

“Change of Control” means the occurrence of any of the following:
(a)	Board Composition. Individuals who, as of July 1, 2008, constitute the Board (the “Incumbent Board”) cease, within a 12-month period, for any reason (other than death) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose appointment, election, or nomination for election by the Corporation’s shareholders, was endorsed by at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(b)	Stock Acquisition. (A) One or more acquisitions, by any individual, entity or group (within the meanings of Treasury Regulation Sections 1.409A-3(i)(5)(v)(B) and (vi)(D)) (a “Person”), of 30% or more of the then outstanding voting securities of the Corporation (the “Outstanding Voting Securities”), during any 12-month period ending on the date of the most recent acquisition by that Person; or (B) an acquisition that results in ownership by a Person of either (y) shares representing more than 50% of the total fair market value of the Corporation’s then outstanding stock (the “Outstanding Stock”) or (z) shares representing more than 50% of the then Outstanding Voting Securities; provided, however, that for purposes of this paragraph (b), the following acquisitions of shares of the Corporation shall not be taken into account in the determination of whether a Change of Control has occurred: (1) any acquisition directly from the Corporation; (2) any cash acquisition by the Corporation or an Affiliate; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or an Affiliate; (4) an acquisition by a Person that prior to the acquisition had already acquired more shares than necessary to satisfy the applicable 30% or 50% threshold; or (5) any acquisition by the Hagedorn Partnership, L.P. or any party related to the Hagedorn Partnership, L.P., as determined by the Committee; or

(c)	Business Combination. Consummation of a reorganization, merger or consolidation of the Corporation (a “Business Combination”), in each case, that results in either a change in ownership contemplated in subparagraph (B) of paragraph (b) above or a change in the Incumbent Board contemplated by paragraph (a) above; or

(d)	Sale or Disposition of Assets. One or more Persons acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Persons) assets from the Corporation that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Corporation (without regard to liabilities of the Corporation or associated with such assets) immediately before such acquisition or acquisitions; provided that such sale or disposition is not to:
(i)	a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to the Corporation’s Outstanding Stock;

(ii)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

(iii)	a Person that owns, directly or indirectly, 50% or more of the total value or voting power of the Corporation’s Outstanding Stock; or

(iv)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in paragraph (d)(iii) above.
Except as otherwise specifically provided in paragraph (d)(i) above, a Person’s status is determined immediately after the transfer.
“Code” or “IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Organization Committee of the Board.

“Company” means The Scotts Company, and, effective on and after March 18, 2005, Company means The Scotts Company LLC.

“Company Stock Fund” means a fund similar to the Company stock fund existing under the Qualified Plan which holds common stock of the Corporation and which shall be used as a benchmark hereunder so long as a Company stock fund exists as an investment option under the Qualified Plan. The Investment Committee shall have no responsibility for or discretion over the use of such fund as a benchmark hereunder.

“Compensation” means salary and amounts received in lieu of salary (including, but not limited to, paid time off, vacation pay, salary continuation and short term disability benefits).

“Compensation Deferral Election” means an Eligible Employee’s election, in a manner prescribed by the Benefits Administrative Committee, to defer Compensation pursuant to the Plan.

“Corporation” means The Scotts Miracle-Gro Company.

“Disabled” or “Disability” means that the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of at least three months under an accident and health plan covering employees of the Company or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Effective Date” means January 1, 2005, unless otherwise specifically provided herein or required by law.

“Eligible Employee” has the meaning specified in Section III.

“Employee” means an individual employed as a common law employee of the Employer.

“Employer” means the Company and its Affiliates.

“Executive Management Incentive Pay” means any bonus earned under the Executive Management Incentive Plan with respect to calendar years beginning before January 1, 2009, or fiscal years beginning before October 1, 2008, as applicable.

“Executive Management Incentive Pay Deferral Election” means, with respect to calendar years beginning before January 1, 2009, or fiscal years beginning before October 1, 2008, as applicable, an Eligible Employee’s election, in a manner prescribed by the Benefits Administrative Committee, to defer Executive Management Incentive Pay pursuant to the Plan.

“Executive Management Incentive Plan” means The Scotts Company LLC Amended and Restated Executive/Management Incentive Plan (known from and after November 5, 2008, as The Scotts Company LLC Amended and Restated Executive Incentive Plan).

“Investment Committee” means: (a) the Scotts Miracle-Gro Investment Committee appointed to monitor all investment and related activities associated with the Outside Investment Funds; or (b) any person or entity to which the Investment Committee delegates any of the investment duties assigned to it under the Plan.

“Investment Fund” means the Company Stock Fund or one of the Outside Investment Funds used as an earnings benchmark with respect to Participants’ Accounts.

“Outside Investment Fund” means an Investment Fund, other than the Company Stock Fund, which has been designated by the Investment Committee as available to use as an earnings benchmark with respect to Participants’ Accounts.

“Participant” has the meaning specified in Section III.

“Performance Award” means an annual bonus payable pursuant to a plan or program maintained by an Employer which constitutes performance-based compensation under Treasury Regulation Section 1.409A-1(e).

“Performance Award Deferral Election” means, with respect to calendar years beginning on or after January 1, 2009, or fiscal years beginning on or after October 1, 2008, as applicable, an Eligible Employee’s election to defer, in a manner prescribed by the Benefits Administrative Committee, a Performance Award pursuant to the Plan.

“Plan” means The Scotts Company LLC Executive Retirement Plan, as reflected in this document, as amended from time to time after the Effective Date.

“Plan Year” means the calendar year.

“Qualified Plan” means The Scotts Company LLC Retirement Savings Plan, and any amendments thereto.

“Retention Award” means an award, allocable to a Participant’s Retention Award Account in accordance with Section IV.D.(5). The designation of the Participants who receive a Retention Award and the amount of each Retention Award shall be determined by the Committee in its discretion. Each Retention Award shall be evidenced by a written agreement between the Employer and the Participant. The written agreement shall set forth the terms and conditions governing the Retention Award and shall be consistent with the applicable provisions of the Plan.

“Separation from Service” means a Participant’s termination of employment with the Company and its Affiliates for any reason. A termination of employment will occur when the Participant and the Company and its Affiliates reasonably anticipate that (i) no further services will be performed by the Participant after a certain date or (ii) the level of bona fide services which the Participant is expected to perform for the Company and its Affiliates, as an employee or otherwise, as of a certain date is expected to permanently decrease to a level equal to 20% or less of the average level of services performed by the Participant during the immediately preceding 36-month period (or the Participant’s entire period of service if less than 36 months). Further, for purposes of the Plan, a termination of employment is deemed to occur on the first date following six months after a Participant is first on a military leave, sick leave or other bona fide leave of absence. Such six-month period may be extended if the Participant retains a right to reemployment with the Company or its Affiliates under applicable statute or contract. Notwithstanding the foregoing, where a leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months and where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment with the Company, a 29-month period of absence may be substituted for such six-month period. Whether there has been a termination of employment will be determined by the Benefits Administrative Committee, taking into account all of the facts and circumstances at the time of the termination of employment in accordance with the guidelines described in Treasury Regulation Section 1.409-1(h).
“Statutory Limits” means the following:
(a)	the maximum recognizable annual compensation under Code Section 401(a)(17) — the “Pay Cap”;

(b)	the maximum annual additions under Code Section 415(c) — the “415 Limit”;

(c)	the deferral limit under Code Section 402(g) — the “Deferral Limit”; and

(d)	the limits on contributions for highly compensated employees under Code Sections 401(k)(3) — the “ADP Test” — and 401(m)(2) — the “ACP Test.”
III.	Participants

Each Employee in Band G or above is an Eligible Employee and may elect to participate in the Plan. Each Eligible Employee who elects to participate in the Plan or for whom Employer contributions are credited in accordance with Section IV shall be a Participant in the Plan. A Participant shall continue to participate in the Plan until his or her status as a Participant is terminated by: (a) a complete distribution of his or her Accounts pursuant to the terms of the Plan; (b) the termination of the Plan; or (c) a written directive of the Benefits Administrative Committee. Furthermore, each such Participant shall be deemed to be a “Specified Employee,” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i).

IV.	Accounts
A.	Establishment of Accounts. The recordkeeper will establish an Account for each Participant. A Participant’s Account shall consist of an Incentive Deferral Account (effective January 1, 2009; previously a Deferred Executive Management Incentive Pay Account), a Deferred Compensation Account, a Matching Account, a Retirement Account, a Transitional Contributions Account and a Retention Award Account.

B.	Election of Participant to Defer Incentive Pay.
(1)	An Eligible Employee may, at the discretion of the Committee, elect to have a percentage of any Performance Award that may be awarded to him or her by the Employer for, as applicable, (i) the Plan Year or (ii) the fiscal year ending in the following Plan Year, allocated to his or her Incentive Deferral Account and paid on a deferred basis pursuant to the terms of the Plan. To make an election with respect to a Performance Award, an Eligible Employee must advise the Employer of his or her election in writing or by filing an election electronically, using procedures prescribed by the Benefits Administrative Committee. Such elections must be made on or before the date prescribed by the Benefits Administrative Committee, which shall be no later than December 31 of the calendar year preceding, as applicable, (i) the Plan Year to which the Performance Award relates or (ii) the Plan Year in which the fiscal year to which the Performance Award relates ends. In no event may a deferral election be made with respect to any portion of a Performance Award that is “readily ascertainable,” i.e., both calculable and substantially certain to be paid at the time of the election. Further, for such election to be effective, an Eligible Employee must have provided services for the Employer continuously from the beginning of the applicable performance period. Finally, deferral elections made with respect to Performance Awards that become payable as a result of death or Disability, or in the event of a Change of Control, without regard to the satisfaction of the applicable performance criteria, do not constitute performance-based compensation and shall not be effective unless made by December 31 of the calendar year preceding the beginning of the calendar or fiscal year to which such award relates.

(2)	An Eligible Employee may, at the discretion of the Committee, elect to have a percentage of any bonus (other than a Performance Award) allocated to his or her Incentive Deferral Account and paid on a deferred basis pursuant to the terms of the Plan. The Eligible Employee must advise the Employer of his or her election, in writing or by filing an election electronically using procedures prescribed by the Benefits Administrative Committee, on or before the date prescribed by the

Benefits Administrative Committee, which shall be no later than the date described in (a), (b) or (c) below:

(a)	Except as provided in (b) and (c) below, the last date for filing a Bonus Deferral Election shall be December 31 of the calendar year prior to the beginning of the Plan Year or fiscal year in which any services related to the bonus will be performed.

(b)	This clause (b) applies to a bonus that would be exempt from Code Section 409A as a “short term deferral” (absent an election to defer the bonus). The last date for filing a Bonus Deferral Election with respect to a bonus described in the preceding sentence shall be the date that is 12 months before the date that the Eligible Employee’s right to receive the bonus becomes nonforfeitable (the “Vesting Date”), but only if the Bonus Deferral Election provides for a distribution of the bonus and related Adjustments (i) on a specified date that is at least five years after the Vesting Date or (ii) on the later of the date on which Separation from Service occurs or a specified date that is at least five years after the Vesting Date. The preceding sentence notwithstanding, a bonus deferred under this clause (b) and the related Adjustments shall be payable upon a Change of Control if the Eligible Employee is an “affected Participant” (as described in Section V.G. of the Plan).

(c)	This clause (c) applies to a bonus if the right to receive the bonus payment is forfeitable unless the Eligible Employee continues to provide services to an Employer for a period of at least 12 months after the date that the bonus opportunity is awarded to the Eligible Employee (the “Award Date”). The last date for filing a Bonus Deferral Election with respect to a bonus described in the preceding sentence shall be the date that is both (i) not more than 29 days after the Award Date and (ii) at least 12 months before the Vesting Date. Notwithstanding the two preceding sentences, if the bonus becomes payable as a result of death or Disability or a Change of Control, the Bonus Deferral Election shall not be effective unless it was filed on or before the date prescribed in clause (a) above.

(3)	Notwithstanding the preceding paragraph, prior to calendar years beginning on or after January 1, 2009, or fiscal years beginning on or after October 1, 2008, as applicable, for the Plan Year in which an Employee first becomes a Participant in the Plan, an Eligible Employee may complete an Executive Management Incentive Pay Deferral Election at any time within 30 days following the date on which he or she first became a Participant in the Plan or any plan which is required to be aggregated with the Plan under Treasury Regulation Section 409A-1(c)(2). Such Executive Management Incentive Pay Deferral Election shall apply only to Executive Management Incentive Pay paid for services performed by the Eligible Employee after the date on which the Executive

Management Incentive Pay Deferral Election is received by the recordkeeper. Notwithstanding any contrary Executive Management Incentive Pay Deferral Election made by an Eligible Employee, such Executive Management Incentive Pay Deferral Election shall apply to no more than an amount equal to the total Executive Management Incentive Pay for the performance period multiplied by the ratio of the number of days remaining in the performance period after such Executive Management Incentive Pay Deferral Election over the total number of days in the performance period.

(4)	If an Executive Management Incentive Pay Deferral Election, a Performance Award Deferral Election or a Bonus Deferral Election is submitted to the recordkeeper in accordance with this Section IV.B., the Employer will credit to the Participant’s Deferred Executive Management Incentive Pay Account or Incentive Deferral Account, as applicable, the amount of any timely deferral determined in accordance with this Section IV.B. All such deferral elections (other than elections under Section IV.B.(3)) become irrevocable no later than December 31 of the calendar year in which such deferral elections are made.
C.	Election of Participant to Defer Compensation.
(1)	Each Eligible Employee may elect to have a percentage of his or her Compensation, for all pay periods commencing: (a) after the Participant has reached the Deferral Limit applicable to the Qualified Plan; or (b) with the pay period in which the Participant’s Compensation exceeds the Pay Cap, deferred and allocated to his or her Deferred Compensation Account and paid pursuant to the terms of the Plan. To exercise such election for any Plan Year, on or before the date prescribed by the Benefits Administrative Committee (which shall be no later than December 31 of the calendar year preceding the Plan Year in which the services relating to such Compensation are performed), the Eligible Employee must advise the Employer of his or her election in writing or by filing an election electronically using procedures prescribed by the Benefits Administrative Committee. Such Compensation Deferral Election shall apply only to Compensation earned by and payable to the Participant after the date on which the Compensation Deferral Election is received by the recordkeeper. A Participant shall be permitted, pursuant to this Section IV.C., to defer amounts of his or her Compensation that could otherwise have been contributed to the Qualified Plan for such Plan Year were it not for the application of any of the Statutory Limits.

(2)	Notwithstanding the preceding paragraph, for the Plan Year in which an Eligible Employee first becomes a Participant, such Eligible Employee may complete a Compensation Deferral Election at any time within 30 days following the date on which he or she became a Participant. Such

Compensation Deferral Election shall apply only to Compensation earned by and payable to the Eligible Employee after the date on which the Compensation Deferral Election is received by the recordkeeper.

(3)	If a Compensation Deferral Election is submitted to the recordkeeper in accordance with this Section IV.C., the Employer will allocate to the Participant’s Deferred Compensation Account the amount of Compensation determined in accordance with this Section IV.C. All such Compensation Deferral Elections become irrevocable no later than December 31 of the calendar year preceding the Plan Year to which a Participant’s Compensation Deferral Election relates.
D.	Employer Contributions.
(1)	Retirement Contribution. For each applicable pay period, the Employer will allocate to each Eligible Employee’s Retirement Account an amount equal to the Retirement Contribution (as defined in the Qualified Plan) he or she would have received under the Qualified Plan with respect to his or her compensation (as defined in the Qualified Plan, but without regard to the Pay Cap), minus the Retirement Contribution actually allocated under the Qualified Plan.

(2)	Matching Contributions. The Employer shall credit matching contributions to the Matching Account of each Participant who elects to defer Compensation in accordance with Section IV.C. For each pay period, the amount of such matching contribution credits will be equal to the matching contributions that would have been made under the Qualified Plan (assuming the Statutory Limits were inapplicable) based on deferrals under Section IV.C. of this Plan and the Compensation on which such deferrals are based.

(3)	Transitional Contributions. No Transitional Contributions (as defined in the Qualified Plan) shall be made to any Participant’s Account for any Plan Year beginning on or after January 1, 2003.

(4)	Ineligibility for Employer Contributions. Notwithstanding the foregoing, no contributions shall be made for or allocated to Joseph D. Dioguardi under this Section IV.D.

(5)	Retention Awards. The Employer shall allocate an amount equal to the Participant’s Retention Award, if any, to the Participant’s Retention Award Account.
E.	Investment Funds. The Investment Committee may change or discontinue the Investment Funds used as investment benchmarks under the Plan, other than the

Company Stock Fund, for the measure of appreciation or depreciation of previously credited amounts.

F.	Outside Investment Funds. Each Participant shall direct the portion of future credits to, and the existing balance of, the Participant’s Account that is to be treated as invested in one or more of the Outside Investment Funds. A Participant may change his or her direction among the Outside Investment Funds as of any business day by providing instructions in such manner as may be prescribed by the Benefits Administrative Committee, subject to any applicable restrictions under an Outside Investment Fund. If a Participant does not designate one or more of the Outside Investment Funds, his or her Account will be treated as having been credited to the Investment Fund designated by the Investment Committee at the time as the default fund under the Qualified Plan.

G.	Company Stock Fund. Unless the Company Stock Fund is discontinued or frozen as an investment option under the Qualified Plan, a Participant may direct that all or a portion of future credits to the Participant’s Account be treated as invested in the Company Stock Fund. A Participant’s direction to have amounts treated as invested in the Company Stock Fund shall be irrevocable as to amounts so treated pursuant to such direction (i.e., amounts treated as invested in the Company Stock Fund cannot subsequently be treated as invested in an Outside Investment Fund). If the Company stock fund is discontinued as an investment option under the Qualified Plan, the Company Stock Fund will be discontinued under this Plan. If the Company stock fund is merely frozen as an investment option under the Qualified Plan, the Company Stock Fund will also be frozen under this Plan.

H.	Adjustment of Account Balances and Other Rules. As of each business day, the recordkeeper shall credit or debit the balances in a Participant’s Accounts with Adjustments that mirror the appreciation or depreciation experienced by the Investment Funds against which such Participant’s Account is benchmarked. For this purpose, appreciation shall include interest, dividends and other distributions which would have been paid on such Investment Funds. Any such amounts shall be deemed to have been reinvested in the applicable Investment Fund pursuant to procedures approved by the Benefits Administrative Committee. The crediting or debiting of Adjustments shall occur so long as there is a balance in the Participant’s Account, regardless of whether such Participant has terminated employment with the Employer or has died. The Benefits Administrative Committee may prescribe any reasonable method or procedure regarding accounting for Adjustments.

The Benefits Administrative Committee may from time to time establish policies or rules consistent with Code Section 409A and the regulations promulgated thereunder to govern the manner and form in which Executive Management Incentive Pay Deferral Elections, Performance Award Deferral Elections, Bonus Deferral Elections and Compensation Deferral Elections may be made as well as the manner in which the amount of any deferral, contribution, credit or

Adjustment is determined, made or allocated under the Plan. Notwithstanding any contrary Plan provision, all contributions and deferrals credited to a Participant’s Accounts shall be subject to the restrictions described in Section XII.H. of the Plan.
I.	FICA. Deferrals and Adjustments shall, to the extent required by law, be taken into account as “wages” for purposes of the employment taxes imposed by the Federal Insurance Contributions Act in accordance with regulations promulgated by the Internal Revenue Service.
V.	Method of Distribution of Deferred Compensation
A.	Time of Distribution. Amounts credited to a Participant’s Accounts (other than the Retention Award Account) shall be distributed to the Participant upon the earliest to occur of: (a) the Participant’s Separation from Service, (b) the Participant’s death, (c) the Participant’s Disability or, if applicable, (d) a date certain elected by the Participant. Effective for calendar years beginning on or after January 1, 2009, or fiscal years beginning on or after October 1, 2008, as applicable, a Participant shall elect a single time or event of distribution with respect to any Compensation Deferral Election (other than elections made under Section IV.C.(2) in such calendar year), Performance Award Deferral Election or Bonus Deferral Election made in the same calendar year, and shall deliver such time or event of distribution election to the recordkeeper at the time the deferral elections for the applicable calendar and fiscal years are made. If no time or event of distribution election is made with respect to any such deferral, the portion of the Participant’s Account relating thereto shall be distributed on the Participant’s Separation from Service for any reason.

Amounts credited to a Participant’s Retention Award Account shall be distributed in accordance with the written agreement evidencing the Participant’s Retention Award.

Subject to the next sentence, a distribution shall be made, or distributions shall commence, as applicable, within 90 days of a distribution event. Notwithstanding any contrary provision, if the distribution event giving rise to the distribution or commencement of distributions is a Participant’s Separation from Service, then the distribution shall be made, or distributions shall commence, as applicable, no earlier than the date that is six months after the Separation from Service.

For any distribution subject to the six-month delay, (i) if such distribution is to be made in a lump sum, then the distribution following the six-month delay shall be equal to the Participant’s Account balance at the time of such distribution; and (ii) if such distribution is to be made in annual installments, then the amount of the first distribution shall be the amount of the installment that would have been paid following the Participant’s Separation from Service if such six-month delay were not applicable (or the Participant’s Account balance at the time of payment, if less). Any amount distributable under (ii) above shall be paid as of the first day of the month following such six-month period.
B.	Form of Distribution. Effective with respect to deferrals pertaining to calendar years beginning on or after January 1, 2009, or fiscal years beginning on or after October 1, 2008, as applicable, amounts credited to a Participant’s Account (other than the Retention Award Account) shall be distributed to the Participant either in a single lump sum payment or in substantially equal annual installments over a period of five, 10 or 15 years. Amounts credited to a Participant’s Retention Award Account shall be distributed in accordance with the written agreement between the Employer and the Participant evidencing the Participant’s Retention Award. To the extent that an Account is distributed in installment payments, the undisbursed portions of such Account shall continue to be credited with Adjustments in accordance with the applicable provisions of Section IV.H. Effective for calendar years beginning on or after January 1, 2009, or fiscal years beginning on or after October 1, 2008, as applicable, a Participant shall elect one form of distribution with respect to any Compensation Deferral Election (other than elections made under Section IV.C.(2) in such calendar year), Performance Award Deferral Election or Bonus Deferral Election made in the same calendar year, and shall deliver such form of distribution election to the recordkeeper at the time the deferral elections for the applicable calendar or fiscal years are made, or in the case of distributions from the Retention Award Account, in accordance with the written agreement evidencing the Participant’s Retention Award. Distributions of amounts benchmarked to Investment Funds other than the Company Stock Fund shall be made in cash. Distributions of amounts benchmarked to the Company Stock Fund shall be distributed in the greatest whole number of common shares of the Company (effective on and after March 18, 2005, the greatest whole number of common shares of the Corporation) that can be distributed based on the amount benchmarked to the Company Stock Fund (after any applicable withholding), plus cash for any fractional share. If no form of distribution is elected by the Participant, the Participant’s Account (other than the Retention Award Account) shall be distributed in the form of a single lump sum payment and the Retention Award Account shall be distributed in accordance with the written agreement evidencing the Participant’s Retention Award.

C.	Death Benefit. If a Participant dies (either before or after payment of benefits have commenced under this Section V), his or her Account shall be paid to the Beneficiary designated by the Participant. If there is no designated Beneficiary or no designated Beneficiary surviving at a Participant’s death, payment of the Participant’s Account shall be made to the Participant’s estate in a single lump sum payment within 90 days after the Participant’s death. In the event of a Participant’s death after distribution of his or her Account has begun, to the extent that there is a surviving Beneficiary, payment of such Account shall continue in the form of distribution in effect prior to the Participant’s death. If a Participant dies prior to the commencement of distribution of his or her Account, his or her Beneficiary, if any, shall receive distribution of such Account in the form of distribution previously elected by the Participant. If a Beneficiary begins to receive any payment pursuant to this Section V.C., but dies prior to the time that all amounts have been distributed, any remaining amount shall be paid in a single lump sum payment to the estate of the Beneficiary.
D.	Taxes. In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the recordkeeper shall deduct such amounts from such payments and shall transmit or cause to be transmitted the withheld amounts to the appropriate taxing authority.

E.	Unforeseeable Emergency Distributions. Prior to the date a Participant’s Account becomes payable, the Benefits Administrative Committee, in its sole discretion, may elect to distribute all or a portion of such Account in the event such Participant requests a distribution due to an Unforeseeable Emergency, as described under Treasury Regulation Section 1.409A-3(i)(3). Any distribution under this Section V.E. shall comply with the Unforeseeable Emergency requirements of Code Section 409A and the regulations promulgated thereunder, which are incorporated herein by reference. Any distribution on account of an Unforeseeable Emergency shall not exceed the amount required to satisfy the Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which the Unforeseeable Emergency may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent that such liquidation would not itself cause a severe financial hardship) or by stopping deferrals under the Plan. The Participant’s request shall state the nature of the severe financial hardship, the total amount requested to be distributed from his or her Plan Accounts and the total amount of the actual expense incurred or expected to be incurred on account of the Unforeseeable Emergency.

F.	Small Benefit Distribution. This subsection shall apply to the distribution of a Participant’s Accounts commencing on or after January 1, 2009. If the value of the Participant’s Accounts (and all other nonqualified deferred compensation plan benefits required to be combined with the Plan under Treasury Regulation Section 1.409A-(1)(c)(2)) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of distribution, then such benefit shall be paid in the form of a single lump sum notwithstanding any contrary Plan provision. Any such distribution is subject, if applicable, to the delay in payment rule relating to Separation from Service events, as set forth in Section V.A. of the Plan.

G.	Distributions in the Event of a Change of Control. Notwithstanding any other provision of the Plan, an affected Participant shall receive all amounts due the Participant hereunder in a lump sum as soon as practicable after a Change of

Control, and in all events within 30 days thereof. For purposes of this Section V.G., an “affected Participant” is any Participant who is or was providing services: (i) to a corporation at the time of a Change of Control relating to such corporation; (ii) to a corporation which is liable for payments to the extent of the services provided to such corporation by the Participant or for which there is a bona fide business purpose for such corporation to be liable for such payments (other than avoidance of Federal income tax); or (iii) to a corporation which is a majority shareholder of a corporation identified in Section V.G.(i) or (ii) or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in Section V.G.(i) or (ii). This Section V.G. shall not apply to a Participant’s Retention Award Account.
VI.	Accruals under Other Benefit Plans

Amounts deferred under the Plan shall not be taken into account in calculating benefits or contributions under any employee benefit plan maintained by the Employer, including, but not limited to, any pension plan or retirement plan (qualified under Section 401(a) of the Code or otherwise), the amount of life insurance payable under any life insurance plan or the amount of any disability benefit payments payable under any disability plan, except to the extent specifically provided in any such plan. Amounts deferred by a Participant under the Plan shall be taken into account in determining credits or accruals under Sections IV.B., C. and D. (other than IV.D.(1)).
VII.	Participant’s Rights

Establishment of the Plan shall not be construed as giving any Participant the right to be retained in the Employer’s service or employ or the right to receive any benefits not specifically provided by the Plan. A Participant shall not have any interest in amounts deferred, Employer contributions or Adjustments credited to his or her Account until such Account is distributed in accordance with the Plan. All deferrals and all amounts held for the Account of a Participant under the Plan shall remain the sole property of the Employer, subject to the claims of its general creditors and available for its use for whatever purposes desired. With respect to amounts deferred or otherwise held for the Account of a Participant, the Participant is merely a general creditor of the Employer. The obligation of the Employer hereunder is purely contractual and shall not be deemed to be or considered funded or secured in any way.
VIII.	Non-alienability and Nontransferability

Except to the extent required by law or as provided in Section XII.H., the rights of a Participant to distributions as provided in the Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation unless required under applicable law. No Participant may borrow against his or her Account. No Account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including, but not limited to, any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant, unless specifically required by applicable law.
IX.	Administration and Standard of Review

The Plan shall be administered by the Benefits Administrative Committee. The Benefits Administrative Committee shall have authority to adopt rules and regulations for carrying out the Plan and, in its sole and absolute discretion, to interpret, construe and implement the provisions hereof. Subject to the provisions of Section X below, any decision or interpretation of any provision of the Plan adopted by the Benefits Administrative Committee shall be final and conclusive. The acts and decisions of the Benefits Administrative Committee shall not be overturned and shall be binding on all individuals and parties unless such acts and decisions are ruled by a court of competent jurisdiction to be arbitrary and capricious. A Participant who is also a member of the Benefits Administrative Committee shall not participate in any decision involving any request made by him or her or relating in any way solely to his or her rights, duties and obligations as a Participant under the Plan.
X.	Claims Procedure
A.	Filing Claims. Any Participant or Beneficiary entitled to benefits under the Plan may file a claim for benefits with the Benefits Administrative Committee (or its designee).

B.	Notification to Claimant. If a claim is wholly or partially denied, the Benefits Administrative Committee (or its designee) will furnish written or electronic (in accordance with Department of Labor Regulations Section 2520.104b-1(c)) notification of the decision to the claimant within 90 days of receipt of the claim in a manner calculated to be understood by the claimant. Such notification shall contain the following information:
(1)	the specific reason or reasons for the denial;

(2)	specific reference to pertinent Plan provisions upon which the denial is based;
(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	a description of the Plan’s claims review procedures describing the steps to be taken and the applicable time limits to submit claims for review, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
If special circumstances require an extension of time for the Benefits Administrative Committee (or its designee) to process the claim, the 90-day period may be extended for an additional 90 days. Prior to the termination of the initial 90-day period, the claimant shall be furnished with a written or electronic notice setting forth the reason for the extension. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Benefits Administrative Committee (or its designee) expects to render the benefit determination.
C.	Review Procedure. A claimant or his or her authorized representative may, with respect to any denied claim:
(1)	request a full and fair review upon a written application filed within 60 days after receipt by the claimant of written or electronic notification of the denial of his or her claim;

(2)	submit written comments, documents, records and other information relating to the claim for benefits; and

(3)	upon request, and free of charge, be provided reasonable access to and copies of documents and records and other information relevant to the claim for benefits.
Upon receipt of a timely, written application for review, the Benefits Administrative Committee (or its designee) shall undertake a review, taking into account all comments, documents, records and information submitted by the claimant relating to the claim without regard to whether the information was submitted or considered in the initial benefit determination. If the claimant (or his or her duly authorized representative) fails to appeal the initial benefit determination to the Benefits Administrative Committee (or its designee) in writing within the prescribed period of time, then the Benefits Administrative Committee’s (or its designee’s) adverse determination shall be final, binding and conclusive.

Any request or submission must be in writing and directed to the Benefits Administrative Committee (or its designee). The Benefits Administrative Committee (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.

D.	Decision on Review. The Benefits Administrative Committee (or its designee) will render a decision upon review no later than 60 days after receipt of the request for review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. Written notice specifying the circumstances requiring an extension will be furnished to the claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If the decision on review is not furnished to the claimant within the time limits prescribed above, the claim will be deemed denied on review.
XI.	Amendment and Termination

The Plan may, at any time and from time to time, be amended or modified by the Committee or its delegate without the consent of any Participant or Beneficiary, provided that no such amendment or modification may either accelerate the payment of the Participant’s Account or delay such payment, resulting in a subsequent deferral of compensation. The Committee or its delegate may also terminate and liquidate the Plan without the consent of the Participant or Beneficiary. Any such liquidation and termination of the Plan shall be made in accordance with the termination and liquidation requirements of and under the circumstances described under Treasury Regulation Section 1.409A-3(j)(4)(ix). Any amendment or termination of the Plan will become effective as to a Participant on the date established by the Committee or its delegate. However, no amendment, modification or termination of the Plan shall, without the consent of the Participant, adversely affect such Participant’s rights with respect to amounts then credited to his or her Account. Actions may be taken by the Committee or its delegate at any time and in any manner not prohibited by law.
XII.	General Provisions
A.	Controlling Law. Except to the extent superseded by federal law, the laws of the State of Ohio shall be controlling in all matters relating to the Plan, including construction and performance hereof.

B.	Captions. The captions of Sections and paragraphs of the Plan are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

C.	Facility of Payment. Any amounts payable hereunder to any person who is under legal disability or who, in the judgment of the Benefits Administrative Committee, is unable to properly manage his or her financial affairs, may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Benefits Administrative Committee may select. Any such payment shall be deemed to be payment for such person’s Account and shall be a complete discharge of all liability of the Employer with respect to the amount so paid.
D.	Administrative Expenses. All expenses of administering the Plan shall be borne by the Employer and no part thereof shall be charged against any Participant’s Account or any amounts distributable hereunder.

E.	Severability. Any provision of the Plan prohibited by the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, without invalidating the remaining provisions hereof.

F.	Personal Liability. Except as otherwise expressly provided herein, no member of the Benefits Administrative Committee, and no officer, employee or agent of the Employer, shall have any liability to any person, firm or corporation based on or arising out of the Plan, except in the case of willful misconduct or fraud.

G.	Amendment to Qualified Plan or Changes to Employer Contributions and Participant Deferrals under Qualified Plan. Notwithstanding any contrary provision in this Plan, with respect to any change or addition to, any deletion from or any modification of (collectively, an “Amendment”) the underlying Qualified Plan or change in the Company or Participant contributions and/or deferrals under the Qualified Plan during any Plan Year (collectively, a “Contribution Change”), where such Amendment or Contribution Change causes the Plan to be non-compliant with Code Section 409A and the regulations promulgated thereunder (including, but not limited to, Treasury Regulation Section 1.409A-2(a)(9)) or accelerates the payment of the Participant’s Account or delays such payment, resulting in a subsequent deferral of compensation, such Amendment and/or Contribution Change shall be disregarded with respect to Employer contributions, Participant deferrals, Participants’ Accounts, Compensation, Executive Management Incentive Pay Deferral Elections, Performance Award Deferral Elections or Bonus Deferral Elections under or credited pursuant to the Plan or to any form or time of payment applicable to Plan benefits to the extent that the same either may cause the Plan to be or is itself non-compliant with Code Section 409A or the regulations promulgated thereunder.

H.	Right to Offset. If the Benefits Administrative Committee determines that a Participant is, for any reason, indebted to the Company or its Affiliates, the Benefits Administrative Committee and the Company may offset such indebtedness, including any interest accruing thereon, against distributions otherwise due under the Plan provided that:
(1)	such debt is incurred in the ordinary course of the service relationship between the Participant and the Company;

(2)	in any taxable year of the Company, the entire amount of reduction does not exceed $5,000; and

(3)	the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
An election by the Company not to offset such indebtedness against distributions otherwise due under the Plan will not constitute a waiver of the Company’s claim for such indebtedness or obligation.
XIII.	Unfunded Status of the Plan

Any and all payments made to any Participant pursuant to the Plan shall be made only from the general assets of the Employer. All Accounts under the Plan shall be for bookkeeping purposes only and shall not represent a claim against specific assets of the Employer. Nothing contained in the Plan shall be deemed to create a trust of any kind or create any fiduciary relationship. Notwithstanding the foregoing, the Employers may, in their discretion and to the extent such funding would not trigger a tax on affected Participants under Code Section 409A(b)(3), establish a trust to assist them in discharging all or a portion of the benefits payable under the Plan. The assets of such trust shall remain, at all times, the assets of the Employers subject to the claims of their creditors. Amounts distributed from any such trust shall discharge the Company’s obligation with respect to the benefits in question.

     IN WITNESS WHEREOF, The Scotts Company LLC, through its duly authorized officer, has caused the Plan document to be executed this 30th day of December, 2008, effective January 1, 2005, except as otherwise specifically provided herein or required by law.

THE SCOTTS COMPANY LLC
By:	/s/ Denise S. Stump
	Name:	Denise S. Stump
	Title:	Executive Vice President, Global Human Resources